UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 4, 2021

HUNTINGTON INGALLS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34910	90-0607005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Newport News	4101 Washington Avenue Virginia	23607
(Address of principal executive offices)		(Zip Code)

(757) 380-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HII	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed by Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), in a Current Report on Form 8-K filed on July 6, 2021, the Company has entered into a Stock Purchase Agreement, dated as of July 4, 2021 (the “Purchase Agreement”), pursuant to which the Company has agreed to acquire from Alion Holdings LLC, a Delaware limited liability company (“Seller”), all of the outstanding common stock of Alion Holding Corp. (“Alion”), a Delaware corporation and the ultimate parent company of Alion Science and Technology Corporation (the “Acquisition”).

Under the terms and conditions of the Purchase Agreement, the Company will acquire all of the outstanding common stock of Alion for $1.65 billion in cash consideration, subject to customary working capital and purchase price adjustments.

Completion of the Acquisition is subject to customary closing conditions, including (i) the receipt of required antitrust approvals (and the expiration or termination of the applicable antitrust waiting periods) (“Antitrust Approval”), (ii) the absence of any legal restraint that would make the Acquisition illegal or otherwise prohibit the Acquisition, and (iii) in the case of the Company’s obligations to complete the Acquisition, the absence of a material adverse effect on Alion and its subsidiaries. The obligation of each of the Company and Seller to consummate the Acquisition is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed, in all material respects, its obligations under the Purchase Agreement. The Acquisition does not require approval of the stockholders of Alion, Seller or the Company and is not subject to any financing contingency.

The Purchase Agreement contains representations and warranties made by Alion, Seller and the Company customary for a transaction of this type. The Purchase Agreement also contains customary covenants for a transaction of this type, including covenants requiring Alion, subject to certain exceptions, to act and carry on its business in the ordinary course of business and in all material respects consistent with past practice during the period between the execution of the Purchase Agreement and the completion of the Acquisition. Among other things, the Company and Seller have agreed to use reasonable best efforts to obtain Antitrust Approval. In furtherance of the foregoing, if necessary to obtain Antitrust Approval, the Company has committed to divesting the business, operations and assets of Alion to the extent that such divestiture would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations and assets of Alion and its subsidiaries (taken as a whole).

The Purchase Agreement may be terminated in certain circumstances by the Company or Seller. If the Purchase Agreement is terminated by Seller as a result of the failure to obtain Antitrust Approval or of the Company to obtain financing for the Acquisition, the Company will be required to pay a termination fee to Seller of $82.5 million. In addition to the foregoing termination rights, either party may terminate the Purchase Agreement if the Acquisition is not consummated on or before April 4, 2022, subject to certain extensions exercisable by the Company.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Seller or Alion or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by the parties solely for their benefit. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Purchase Agreement, including information in confidential disclosure schedules delivered by Seller, Alion and the Company in connection with the signing of the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Company, Seller and Alion rather than establishing matters as facts. Accordingly, the representations and warranties in the Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, Seller or Alion at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement by and among Alion Holdings LLC, Alion Holding Corp. and Huntington Ingalls Industries, Inc. dated July 4, 2021*

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

*

All exhibits and schedules to the Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON INGALLS INDUSTRIES, INC

Date: July 9, 2021	By:	/s/ Charles R. Monroe, Jr.
Charles R. Monroe, Jr.
Corporate Vice President, Associate General Counsel and Secretary